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                                                                   EXHIBIT 10.24

                             [INTERNAP LETTERHEAD]

March 18, 1998

                                                       PERSONAL AND CONFIDENTIAL

Mr. Michael Ortega
989 Via Rincon
Palos Verdes Estates, CA 90274

Dear Mike:

RE: Offer of Employment

I am pleased to extend this employment offer to you to join InterNAP Network Services Corporation as our Vice President of Sales and Marketing. During the week next week, I would like to establish with you a reasonable start date for this position, and as you know, we would like to commence with it as soon as possible.

In this position you will be an officer of the Corporation, and will report directly to me. Your total compensation and benefit package will be as follows:

     o A base compensation and incentive bonus package as detailed in the attached summary document which is incorporated herein by reference to this formal offer letter.

     o A recoverable draw against cash incentive bonus of $30,000, subject to the terms of the attached summary.

     o Base level and override bonus stock options as detailed in the attached summary document.

     o You are eligible to participate in the benefits we generally offer to our employees which include medical, dental, vision, and life insurance coverage for your immediate family; 18 days per year of combined vacation/sick leave (equal to .75 days per pay period) with an accrual limit of 18 days, and 9 paid holidays.

     o Additional benefits include a 401(k) plan which will commence for the entire Company next month, as well as other benefits and insurance coverages that we expect to add to our overall employee package in the months ahead.

     o Parking space is available to you in the Westin Garage and paid monthly by InterNAP.

     o InterNAP will reimbursement you on a monthly basis for your use of a Sprint PCS cell phone in the conduct of InterNAP business (though you will be responsible for the initial purchase of this cell phone).

     o Internet access on your existing computer at home will be provided by InterNAP, and other necessary and reasonable executive-level expenses related to your activities and responsibilities on behalf of the Company will be fully reimbursed to you by InterNAP.

     o In addition to these provisions, your benefit and compensation package with InterNAP include all other items detailed in the attached summary.

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Mr. Michael Ortega
March 18, 1998
Page 2


It is a condition of this offer that, before commencing employment, you sign an Employee Confidentiality, Nonraiding and Noncompetition Agreement, which contains additional requirements for the protection of our business. A copy of this standard document is enclosed for your review and execution. Compared to these types of agreements which other employers often require newly hired employees to sign, our standard form of this agreement is non-onerous, but if you have any questions or reservations about this agreement, I invite you to call me at your earliest convenience.

The employment opportunity that we offer is of indefinite duration and will continue as long as it is of mutual benefit to you and InterNAP. Either party is free to terminate the employment relationship at any time, with or without cause. Any statements to the contrary are not authorized and may not be relied upon.

Mike, I can't say enough about how excited we all are to have you joining the InterNAP family and taking the reins of our sales and marketing efforts. As you and I have discussed, InterNAP is now poised to become a significant national/global provider of high-performance IP services of all types, and joining our organization is a major step forward toward accomplishing this objective. We know you have the right blend of professionalism, experience, integrity, attitude and personal charisma to be the right man for the job we are placing you in. We look forward to your contributions and counsel and we, together as a management team, build InterNAP into a world-class company that delivers high value to its customers and its shareholders. Welcome to our family!

Please indicate you acceptance of the terms and conditions of this employment offer by signing and returning to me one of the two copies of this letter, along with our Confidentiality, Nonraiding, and Noncompetition Agreement.

Yours very truly,

/s/ ANTHONY C. NAUGHTIN

Anthony C. Naughtin
President/CEO


                                        ACCEPTED:

ACN:1p
Attachment

                                        /s/ MICHAEL ORTEGA
                                        ----------------------------------------
                                        Michael Ortega

                                        Date:
                                             -----------------------------------

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                                           InterNAP Proprietary and Confidential
--------------------------------------------------------------------------------



                     INTERNAP NETWORK SERVICES CORPORATION

              MICHAEL ORTEGA -- VICE PRESIDENT OF SALES/MARKETING
                       COMPENSATION AND BENEFITS PACKAGE
                             (YEAR 1 OF EMPLOYMENT)


Benefits:

      Full standard package (as discussed, though additional specifics will be provided)

Base Elements:

      $120K base annual salary
      350,000 stock options exercisable @ $.06 per share

Bonuses:

      Up to $120K annual sales/marketing bonus -- based on revenue performance (starting at 70% of sales revenue quota: 70% of quota yields .7 of bonus total ($84K), 80% of quota yields .8 of bonus total ($96K), etc. up through 100% = $120K). Bonus installments shall be paid on a quarterly basis based upon proportional achievement of revenue performance goals (quota) within each quarter.

      Override Bonus -- when sales revenue quota is exceeded, an additional bonus shall be paid in the form of stock options on the following basis:
      110% of quota yields a stock option bonus total of 35,000 stock options; 120% of quota yields a stock option bonus total of 55,000 stock options; 130% of quota yields a stock option bonus total of 75,000 stock options; 140% of quota yields a stock option bonus total of 105,000 stock options; 155% of quota yields a stock option bonus total of 130,000 stock options. These options may be exercised at the discounted common stock price in effect at the time of option award (based on InterNAP stock valuation at that time).

Expense Reimbursement:

      Full participation in executive level expense reimbursement, which includes reimbursement of all reasonable and necessary expenses that you incur on behalf of InterNap in execution of authorized management job tasks and responsibilities. This also includes reimbursement for company business use of a Sprint PCS phone.

Important Additional Items:

      $30K draw against 1st year sales/marketing bonus (applied or recovered by InterNAP over the final 3 quarters).

      Seattle living expenses: through first 4 months of employment (or until long-term residence is in place, whichever occurs first) InterNAP will pay in the range of $2,000-2,500 per month for apartment and living expenses.

      Relocation package: TBD after 90-120 days.

      Severance (within year 1 only): 120-day (base salary) severance only if terminated by InterNAP (except for termination for cause); payable up to time of new employment within 120 days.
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                        INTERNAP NETWORK SERVICES CORP.

                    EMPLOYEE CONFIDENTIALITY, NONRAIDING AND
                            NONCOMPETITION AGREEMENT


      In consideration of my hire and continued employment by InterNAP Network Services Corporation ("InterNAP"), the continued compensation of me by InterNAP during my employment, and the disclosure to me of InterNAP's confidential and proprietary information, I agree to the following terms and conditions.

      1. Employment. Employment will begin on ____________. While employed by InterNAP, I shall devote my entire working time, attention, abilities and efforts to InterNAP's business and affairs, faithfully and diligently serve InterNAP's interests and refrain from engaging in any business or employment activity that is not on InterNAP's behalf (whether or not pursued for gain or profit), except for activities approved in writing in advance by InterNAP. My precise services may be extended or curtailed, from time to time, at the direction of InterNAP, and I shall assume and perform such further reasonable responsibilities and duties as may be assigned to me from time to time by InterNAP.

      2. Termination. My employment may be terminated by either InterNAP or me at any time and for any reason, or for no reason, in either party's sole and absolute discretion.

      3. Payment. I understand and agree that I will be compensated for my services as follows:

      (a) Base Salary. A base annual salary of $120,000, payable in equal semi-monthly installments on approximately the 1st and 15th day of each month.

      4. Confidentiality and Nondisclosure. I agree that information not generally known to the public to which I will be exposed as a result of my being employed by InterNAP is confidential information that belongs to InterNAP. This includes information developed by me, alone or with others, or entrusted to InterNAP by its customers or others. InterNAP's confidential information includes, without limitation, information relating to InterNAP's trade secrets, research and development, inventions, know-how, software, procedures, accounting, marketing, sales, creative and marketing strategies, employee salaries and compensation, and the identities of customers and active prospects to the extent not publicly disclosed (collectively, "Confidential Information"). I will hold InterNAP's Confidential Information in strict confidence, and not disclose or use it except as authorized by InterNAP and for InterNAP's benefit.

      I further acknowledge and agree that in order to enable InterNAP to perform services for its customers or clients, such customers or clients may furnish to InterNAP certain Confidential Information, that the goodwill afforded to InterNAP depends upon InterNAP and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of InterNAP for all purposes under this Agreement.

      5. Noncompetition. I recognize and agree that InterNAP has many substantial, legitimate business interests that can be protected only by my agreement not to compete with InterNAP under certain circumstances. These interests include, without limitation, InterNAP's contacts and relationships with its clients and active prospects, InterNAP's reputation and goodwill in the industry, and InterNAP's rights in its Confidential Information. Therefore, I agree that during the term of my employment with InterNAP and for a period of one (1) year after my employment ends for any reason whatsoever, I shall not, voluntarily or involuntarily, directly or indirectly, on my own behalf or on the behalf of another, approach, solicit, accept, receive or do work in the area of Inter/Intranet connectivity and hosting services for any account that was a client or active prospect of InterNAP, its parent or subsidiaries during the twelve (12) month period immediately preceding the date my employment with InterNAP ends. I may not, should the opportunity arise, accept a position of employment with any of the above specified clients or active prospects.


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Page 2

      I also agree that during the term of my employment with InterNAP and for a period of one (1) year after my employment ends for any reason whatsoever, I shall not employ or seek to employ any person employed by InterNAP nor solicit or induce any such person to leave InterNAP.

      6. Injunctive Relief. I acknowledge that the breach of threatened breach of the above noncompetition and/or nondisclosure provisions would cause irreparable injury to InterNAP that could not be adequately compensated by money damages. InterNAP may obtain a restraining order and/or injunction prohibiting my breach or threatened breach of the noncompetition and/or nondisclosure provisions, in addition to any other legal or equitable remedies that may be available. I agree that the above noncompetition provision, including its duration, scope and geographic extent, is fair and reasonably necessary to protect InterNAP's client relationships, goodwill, Confidential Information and other protectable interests.

      7. Possession. I agree that upon request by InterNAP, and in any event upon termination of employment for any reason, I shall turn over to InterNAP all documents, notes, papers, data, files, office supplies or other material or work product in my possession or under my control which was created pursuant to, is connected with or derived from my services to InterNAP, or which is related in any manner to InterNAP's business activities or research and development efforts, whether or not such material is currently in my possession.

     8. Waiver of Breach. The waiver of any breach of any provision of this Agreement or the failure to enforce any provision shall not be construed as a waiver of any later breach by any party.

     9. Enforcement and Severability. If any portion of this Agreement becomes invalid or unenforceable, the rest of the Agreement shall be construed as if the invalid or unenforceable portion was omitted. The noncompletion and nondisclosure provisions shall be enforceable against me notwithstanding the existence of any claim I may have against InterNAP.

     10. Governing Law. This Agreement shall be governed by the internal laws of the state of Washington without giving effect to provisions related to choice of laws or conflict of laws. Venue and jurisdiction of any lawsuit involving this Agreement or my employment shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by InterNAP, and in InterNAP's judgment, may not be effective unless obtained in some other venue.

     11. Attorneys' Fees. In any lawsuit arising out of or relating to this Agreement or my employment, including without limitation arising from any alleged tort or statutory violation, the prevailing party shall recover its reasonable costs and attorneys' fees, including on appeal.

     12. General. This Agreement may be modified, supplemented and/or amended only by a writing that both I and InterNAP sign. This Agreement, as it may be so amended, is the complete and final expression of my agreement with InterNAP on the subjects covered, and shall control over any other statement, representation or agreement on these subjects.

     I have read this Agreement before signing it, and I acknowledge receipt of a signed copy.

                                              /s/ MICHAEL ORTEGA
                                              -------------------------------
                                              Michael Ortega


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